Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated October 20, 2014 to Prospectus dated December 28, 2011

Registration No. 333-178772

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

October 20, 2014

2014 Series B 4.45% Senior Notes Due 2044

Principal Amount:	$200,000,000 (Reopening of notes issued on February 7, 2014)

Expected Ratings (Moody’s/S&P/Fitch)*:	A2 (stable)/A- (stable)/A- (stable)

Trade Date:	October 20, 2014

Settlement Date:	October 23, 2014

Final Maturity Date:	February 15, 2044

Interest Payment Dates:	February 15 and August 15

First Interest Payment Date:	February 15, 2015

Make-Whole Call:	T+15 bps prior to August 15, 2043

Par Call:	On or after August 15, 2043

Treasury Benchmark:	3.375% due May 15, 2044

Benchmark Yield:	2.959%

Spread to Benchmark:	+ 105 bps

Reoffer Yield:	4.009%

Coupon:	4.45%

Price to Public:	107.490%, plus accrued interest from, and including, August 15, 2014 to, but excluding, October 23, 2014. The total amount of accrued interest on October 23, 2014 will be $1,681,111.11.

Proceeds to Company Before Expenses:	106.615%, plus accrued interest from, and including, August 15, 2014 to, but excluding, October 23, 2014.

CUSIP/ISIN:	927804FR0/US927804FR06

Joint Book-Running Managers:	BNP Paribas Securities Corp. and Citigroup Global Markets Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated October 20, 2014, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BNP Paribas Securities Corp.            1-800-854-5674 (toll free)

Citigroup Global Markets Inc.           1-800-831-9146 (toll free)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.